Exhibit 21.1

Subsidiaries of the Registrant

1.	Galena State Bank and Trust Company, an Illinois state bank with its main office located in Galena, Illinois

2.	Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa

2.a.	DB&T Insurance, Inc.

2.b.	DB&T Community Development Corp.

3.	Keokuk Bancshares, Inc. (dba KBS Investment Corp.)

4.	First Community Bank, an Iowa state bank with its main office located in Keokuk, Iowa

4.a.	KFS Services, Inc.

5.	Riverside Community Bank, and Illinois state bank with its main office located in Rockford, Illinois

6.	Citizens Finance Co.

7.	ULTEA, Inc.

7.a.	Autorent Wisconsin, Inc.

7.b.	Econo Lease, Inc

8.	Wisconsin Community Bank, a Wisconsin bank with its main office located in Cottage Grove, Wisconsin

8.a.	DBT Investment Corporation

8.b.	WCB Mortgage, LLC

9.	New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico

10.	Arizona Bank & Trust, an Arizona state bank with its main office located in Mesa, Arizona

11.	HTLF Capital Corp.

12.	Heartland Capital Trust I

13.	Heartland Statutory Trust II

14.	Heartland Capital Trust II

15.	Heartland Statutory Trust III

16.	Heartland Community Development, Inc.